Filed under Rule 424(b)(3), Registration Statement No. 333-169633

Pricing Supplement No 12 - Dated Friday, May 31, 2013 (Prospectus Dated September 29, 2010 and Prospectus Supplement Dated November 13, 2012)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Interest Rate Basis	Spread	Index Maturity	Initial Interest Rate	Interest Reset Dates	Maximum Interest Rate	Minimum Interest Rate	Day Count Basis	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	Survivor’s Option
26442KAM8	[ ]	100.000%	1.450%	[ ]	LIBOR	0.70%	3 Months	LIBOR in effect on 06/10/13	Mar and Jun and Sep and Dec 15th of each year, subject to adjustment pursuant to the following business day convention	N/A	N/A	Actual/360	Quarterly	06/15/2020	09/15/2013	Yes

Floating Details:
Redemption Information: Non-Callable
Duke Energy Corporation

Trade Date: Friday, June 7, 2013 @ 12:00 PM ET

Settlement Date: Wednesday, June 12, 2013

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

Duke Energy Corporation Duke Energy InterNotes Due One Year or More from Date of Issue Prospectus Supplement Dated November 13, 2012 to Prospectus Dated September 29, 2010

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Edward D. Jones & Co., L.P., Morgan Stanley, RBC Capital Markets, LLC, UBS Investment Bank, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.